UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Maslowe, Philip L.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive  #100
   Palm Beach Gardens, FL  33410
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Wackenhut Corporation
   WAK and WAK B
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   07/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  1997 Series B Restricted |      |    | |                  |   |           | 301 (1)           |D     |                           |
Stock Units                |      |    | |                  |   |           |                   |      |                           |
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  1998 Series B Restricted |      |    | |                  |   |           | 796 (1)           |D     |                           |
Stock Units                |      |    | |                  |   |           |                   |      |                           |
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  1999 Series B Restricted |      |    | |                  |   |           | 1,013 (1)         |D     |                           |
Stock Units                |      |    | |                  |   |           |                   |      |                           |
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  2000 Series B Restricted |      |    | |                  |   |           | 2,092 (1)         |D     |                           |
Stock Units                |      |    | |                  |   |           |                   |      |                           |
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  2001 Series B Restricted |      |    | |                  |   |           |2,326 (1)          |D     |                           |
Stock Units                |      |    | |                  |   |           |                   |      |                           |
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Series B Common Stock      |      |    | |                  |   |           |1,761              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Options|        |     |    | |           |   |     |     |            |       |       |            |   |            |
 (Right to Buy)       |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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  Employment Grant- Se|18.983  |     |    | |           |   |8/11/|8/10/|            |       |       |30,000      |D  |            |
ries B Options        |        |     |    | |           |   |97   |07   |            |       |       |            |   |            |
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  1998 Series B Option|19.750  |     |    | |           |   |1/27/|1/26/|            |       |       |10,000      |D  |            |
s                     |        |     |    | |           |   |98   |08   |            |       |       |            |   |            |
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  1999 Series B Option|16.6875 |     |    | |           |   |2/18/|2/17/|            |       |       |15,000      |D  |            |
s                     |        |     |    | |           |   |99   |09   |            |       |       |            |   |            |
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  2000 Series B Option|9.750   |     |    | |           |   |2/17/|2/16/|            |       |       |45,000      |D  |            |
s                     |        |     |    | |           |   |00   |10   |            |       |       |            |   |            |
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  2000 (May) Series B |9.3750  |     |    | |           |   |5/5/0|5/4/1|            |       |       |5,000       |D  |            |
Options               |        |     |    | |           |   |0    |0    |            |       |       |            |   |            |
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  2001 Series B Option|9.800   |     |    | |           |   |2/9/0|2/8/1|            |       |       |50,000      |D  |            |
s                     |        |     |    | |           |   |1    |1    |            |       |       |            |   |            |
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  2001 (July) Series B|13.850  |7/9/0|A   | |50,000     |A  |7/9/0|7/8/1|Series B Com|50,000 |       |50,000      |D  |            |
 Options              |        |1    |    | |           |   |1    |1    |mon         |       |       |            |   |            |
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1999 Series B Performa| 1-for-1|     |    | |           |   |(2)  |2/17/|            |       |       |2,065 (2)   |D  |            |
nce Shares            |        |     |    | |           |   |     |02   |            |       |       |            |   |            |
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2000 Series B Performa|1-for-1 |     |    | |           |   |(2)  |2/16/|            |       |       |4,184 (2)   |D  |            |
nce Shares            |        |     |    | |           |   |     |03   |            |       |       |            |   |            |
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2001 Series B Performa|1-for-1 |     |    | |           |   |(2)  |2/9/0|            |       |       |4,652 (2)   |D  |            |
nce Shares            |        |     |    | |           |   |     |4    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
NOTES::
  (1) Restricted Stock Units to be earned under the Long Term Key Employee Incentive Stock Option Plan based upon EPS growth in three year measurement period.

  (2) Performance Shares provide for vesting and conversion factor based upon the issuers EPS growth in three year measurement period.

SIGNATURE OF REPORTING PERSON
/s/ Philip L. Maslowe BY F. E. Finizia as Attorney-In-Fact
DATE
8/1/2001